UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2010

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.02.  Results of Operation and Financial Condition.

The information in Item 7.01 of this Form 8-K is incorporated herein by reference and is furnished to, but not filed with, the Securities and Exchange Commission in this Item 2.02.

Item 7.01.  Regulation FD Disclosure.

In connection with a proposed private placement of securities, Accuride Corporation (the “Company”) is disclosing preliminary financial estimated operating results for the second fiscal quarter of 2010, which had not been previously reported to the public, to certain potential investors.  Accordingly, the Company is furnishing this information under Item 7.01 of this Current Report on Form 8-K.  The Company expects to continue its standard practice regarding earnings releases in the future and expects to release final results for the second fiscal quarter of 2010 during the first full week of August 2010.

The Company expects its net sales for the three months ended June 30, 2010 to be approximately $196.0 million, compared to net sales of $135.2 million for the three months ended June 30, 2009.  The Company expects its Adjusted EBITDA (as defined below) for the three months ended June 30, 2010 to be within a range of $16.0 million to $18.0 million, compared to Adjusted EBITDA of $(1.6) million for the three months ended June 30, 2009.  The Company expects its cash and cash equivalents as of June 30, 2010 to be approximately $52.0 million.

Adjusted EBITDA is not determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines Adjusted EBITDA as net income or loss before income tax expense or benefit, interest expense, net, depreciation and amortization, restructuring, severance, and other charges, impairment, and currency losses, net.  The Company presents Adjusted EBITDA because it believes that it is useful for the Company and its investors to measure the Company’s ability to provide cash flows to meet debt service. Adjusted EBITDA should not be considered an alternative to net income (loss) or other traditional indicators of operating performance and cash flows determined in accordance with GAAP. Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations.  The use of Adjusted EBITDA instead of net income (loss) also has limitations as an analytical tool including the ability to determine overall profitability, the exclusion of interest expense and associated significant cash requirements, and the exclusion of income tax expenses or benefits which will ultimately be realized through the receipt or payment of cash.  Because of these and other limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its businesses. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only as a supplementary tool.

In accordance with Regulation G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following table is a reconciliation of net loss to Adjusted EBITDA for the periods indicated.

	Predecessor	Successor
(in millions)	Three Months Ended June 30, 2009	Expected Range for Three Months Ended June 30, 2010
Net loss	$(36.1)	$(11.0)	$(9.0)
Income tax expense	0.5	0.0	0.0
Interest expense, net	15.6	10.0	10.0
Depreciation and Amortization	12.4	14.0	14.0
Restructuring, severance and other charges	7.5	7.0	7.0
Other items related to our credit agreement	(1.5)	(4.0)	(4.0)
Adjusted EBITDA	$(1.6)	$16.0	$18.0

The Company’s estimates of net sales, Adjusted EBITDA, net loss and cash and cash equivalents are derived from preliminary unaudited results of operations as of or for the three months ended June 30, 2010 and are subject to completion of the Company’s financial statements for these periods. The Company’s actual net sales,

Adjusted EBITDA, net loss and cash and cash equivalents as of or for the three months ended June 30, 2010 may differ significantly from the estimates provided above.

The information contained in this Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, unless the Company specifically incorporates it by reference in a document filed under the Securities Act of 1933, as amended, or the Exchange Act. By filing this Current Report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION
Date:	July 19, 2010
/s/ Stephen A. Martin
Stephen A. Martin
Vice President / General Counsel